Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement No. 333-116998 on Form S-8 of our report dated March 15, 2012, relating to the consolidated financial statements of NovaStar Financial, Inc. appearing in the Annual Report on Form 10-K of NovaStar Financial, Inc. for the year ended December 31, 2011.
/s/ DELOITTE & TOUCHE LLP
Kansas City, Missouri
March 15, 2012